Exhibit 10.10

FORM OF

COLUMBIA PIPELINE PARTNERS LP

LONG TERM INCENTIVE PLAN

PHANTOM UNIT AGREEMENT

(Non-Employee Director Award)

THIS PHANTOM UNIT AGREEMENT (this “Agreement”) is made and entered into by and between CPP GP LLC, a Delaware limited liability company (the “General Partner”), and you, effective as of                     , 2015 (the “Date of Grant”).

WHEREAS, Columbia Pipeline Partners LP, a Delaware limited partnership (the “Partnership”), acting through the Board of Directors of the General Partner (the “Board”), has adopted the Columbia Pipeline Partners LP Long Term Incentive Plan, as it may be amended from time to time (the “Plan”), to, among other things, attract, retain and motivate certain directors, employees and officers of the Partnership, the General Partner and their respective Affiliates (collectively, the “Partnership Entities”); and

WHEREAS, the Board has authorized the grant of phantom units under the Plan to certain directors as part of their compensation for services provided to the Partnership.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1. Grant of Phantom Units. The General Partner hereby grants to you, effective as of the Date of Grant, Phantom Units, whereby each Phantom Unit represents the right to receive one Unit of the Partnership (each, a “Phantom Unit”), subject to all of the terms and conditions set forth herein, including without limitation, those restrictions described in Section 4, and in the Plan, which Plan is incorporated hereby by reference as part of this Agreement. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings given to such terms in the Plan, unless the context requires otherwise.

2. Phantom Unit Account. Phantom Units represent hypothetical Units and not actual Units. The General Partner shall establish and maintain a bookkeeping account on its records for you (a “Phantom Unit Account”) and shall record in such Phantom Unit Account: (a) the number of Phantom Units granted to you, (b) the amount deliverable to you at settlement on account of Phantom Units that have vested, and (c) the amount of any DERs credited to you in accordance with Section 3 hereof. No Units shall be issued to you at the time the grant is made, and you shall not be, nor have any of the rights and privileges of, a unitholder or limited partner of the Partnership with respect to any Phantom Units recorded in the Phantom Unit Account. You shall not have any interest in any fund or specific assets of the Partnership by reason of this Award or the Phantom Unit Account; rather, your right to the Award is that of a general, unsecured creditor. You shall have no voting rights with respect to the Phantom Units.

3. Distribution Equivalent Rights or DERs. In the event the Partnership pays any distributions in respect of its outstanding Units and, on the record date for such distribution, you hold Phantom Units granted pursuant to this Agreement that have not vested and been settled, the Partnership shall pay to you, on the applicable payment date(s) specified in Section 5, an amount in cash or property equal to the distributions you would have received if you were the record owner, as of such record date, of the number of Units related to the portion of the Phantom Units that have not been settled as of such record date (the “DER”), but only to the extent such Phantom Units ultimately vest in accordance with Section 4. No interest shall be payable with respect to such DERs for the period of time beginning on the date a distribution is paid to the Partnership’s unitholders and ending on the date the DERs are paid to you pursuant to this Agreement.

4. Vesting of Phantom Units. The Phantom Units are restricted in that they may be forfeited by you and in that they may not, except as otherwise provided in the Plan, be transferred or otherwise disposed of by you. Subject to the terms and conditions of this Agreement, the restrictions on the Phantom Units shall lapse, and the Phantom Units shall vest and become nonforfeitable, provided you have continuously provided services to the Partnership Entities, without interruption, from the Date of Grant through the one year anniversary of the Date of Grant (the “Vesting Date”).

(a) Change of Control. Notwithstanding the vesting terms described above, upon the occurrence of a Change of Control prior to the Vesting Date, all Phantom Units subject to this Agreement will immediately become vested and nonforfeitable (to the extent not vested or forfeited prior to that date).

(b) Termination of Service.

(i) General. Except as provided in Section 4(b)(ii) below, notwithstanding anything to the contrary in the foregoing provisions of this Section 4, in the event your service relationship with the Partnership Entities is terminated prior to the Vesting Date, then all of your Phantom Units that are unvested as of the date your service terminates (and any associated DERs) will remain unvested, will become null and void and will be forfeited as of the date of such termination.

(ii) Death and Disability. If your service relationship with the Partnership Entities is terminated due to death or Disability prior to the Vesting Date, then a pro rata number of the Phantom Units granted pursuant to this Agreement (and any associated DERs) will immediately become vested and nonforfeitable as of the date your service terminates, determined by multiplying the number of unvested Phantom Units (determined the day prior to your termination) by a fraction, the numerator of which is the number of full or partial calendar months elapsed since the Date of Grant and the denominator of which is twelve. As used herein, “Disability” means your inability to substantially perform your duties to a Partnership Entity by reason of a medically determinable physical or mental impairment that is expected to last for a period of six months or longer or to result in death.

5. Settlement Date; Manner of Settlement. Except as otherwise provided in Section 10(l), the settlement date or dates of the Units and DERs related to your Phantom Units will be the date or dates on which the restrictions on such Phantom Units expire and the Phantom Units become vested as provided in Section 4 of this Agreement. On such date or dates you will receive a vested Unit for each whole Phantom Unit being settled. The value of any fractional Phantom Units shall be paid in cash on the settlement date. The value of the fractional Phantom Units shall equal the percentage of a Unit represented by a fractional Phantom Unit multiplied by the Fair Market Value of the Unit. You agree that any vested Units that you acquire upon vesting of the Phantom Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission (the “SEC”) and any stock exchange upon which the Units are then listed. You also agree that any certificates representing the Units acquired under this Award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws. In addition to the terms and conditions provided herein, the Partnership may require that you make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements.

6. Transferability. You agree that you shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Phantom Units or other rights hereby acquired prior to the date the Phantom Units are vested and paid. Any attempted disposition of the Phantom Units in violation of the preceding sentence shall be null and void and the Phantom Units that you attempted to dispose of shall be forfeited.

7. Adjustment. The number of Phantom Units granted to you pursuant to this Agreement shall be adjusted to reflect distributions of the Partnership paid in Units, unit splits or other changes in the capital structure of the Partnership, all in accordance with the Plan. All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the units with respect to which they were distributed or issued.

8. Violation of Law, Regulation or Rule. The General Partner shall not be required to deliver any Units hereunder if, upon the advice of counsel for the General Partner, such acquisition or delivery would violate the Securities Act of 1933 or any other applicable federal, state, or local law or regulation or the rules of the exchange upon which the Partnership’s Units are traded.

9. Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Texas are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The General Partner or you may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices. The General Partner and you agree that any notices shall be given to the General Partner or to you at the following addresses:

General Partner:	CPP GP LLC
Attn: General Counsel
801 East 86th Avenue
Merrillville, Indiana 46410

You:	At your current address as shown in the General Partner’s records.

10. General Provisions.

(a) No Right to Continued Service. This Award shall not be construed to confer upon you any right to continue as a service provider to the Partnership Entities. Any question as to whether and when there has been a termination of service shall be determined by the Committee and its determination shall be final and binding. Records of the Partnership Entities regarding your period of service, termination of service, leaves of absence and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

(b) Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of a majority of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon you, the General Partner, the Partnership and any of their Affiliates. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(c) No Liability for Good Faith Determinations. The General Partner, the Partnership and their Affiliates, and the members of the Board and the Committee, shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Phantom Units granted hereunder.

(d) No Guarantee of Interests. The General Partner, the Partnership and their Affiliates, and the members of the Board and the Committee, do not guarantee the Units from loss or depreciation.

(e) Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

(f) Binding Effect. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the General Partner, the Partnership and their successors and assigns.

(g) Construction. The titles and headings of sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof. Words used in the masculine shall apply to the feminine where applicable and whenever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

(h) Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware without regard to choice of law principles thereunder, except to the extent Delaware law is preempted by federal law.

(i) Amendments. This Agreement may be amended by the Committee; provided, however, that, unless otherwise provided in the Plan, no such amendment may materially reduce your rights or benefits inherent in this Agreement prior to such amendment without your express written consent.

(j) Furnish Information. You agree to furnish to the General Partner or the Partnership all information requested by them to enable the General Partner and/or the Partnership to comply with any reporting or other requirements imposed upon them by or under any applicable statute or regulation.

(k) Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Units or other property to you, or to your legal representative, heir, legetee or distributee, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require you or your legal representative, heir, legetee or distribute, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

(l) Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the General Partner or the Partnership may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Partnership. Electronic delivery may be via an electronic mail system of the Partnership Entities or by reference to a location on a Partnership intranet to which you have access. You hereby consent to any and all procedures the General Partner or the Partnership has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the General Partner or the Partnership may be required to deliver, and agree that your electronic signature is the same as, and shall have the same force and effect as, your manual signature.

(m) Section 409A. This Agreement is not intended to constitute a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and shall be construed and interpreted in accordance with such intent. Payment under this Agreement shall be made in a manner that will be exempt from or, notwithstanding the preceding sentence, comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. The applicable provisions of Section 409A of the Code are hereby incorporated by reference and shall control over any contrary provisions herein that conflict therewith.

IN WITNESS WHEREOF, the General Partner has caused this Agreement to be executed by its duly authorized agent effective as of the date first written above.

CPP GP LLC

By:
Name:
Title:

AWARDEE

[NAME]